SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15 (D)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported): December 6, 2007

                           GOTTAPLAY INTERACTIVE, INC.
             (Exact name of registrant as specified in its charter)



Nevada                         33-20783-D                   20-1645637
--------                       ----------                   -----------
(State or other
jurisdiction of         (Commission File Number)       (IRS Employer ID No.)
incorporation)


                      3226 Rosedale Street, N.W. Suite 200
                              Gig Harbor, WA 98335
                    (Address of principal executive offices)


                           (Former name and address )


                                  (253)617-7496
              (Registrant's telephone number, including area code)













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Item 5.02         Departure of Directors or Principal Officers; Election of
                  Directors; Appointment of Principal Officers.

         On December 6, 2007 Gottaplay Interactive, Inc.(the "Company")issued a press release which announced that Mr. Stephan Muller has been appointed to the Company's Board of Directors. A copy of the press release is filed as Exhibit
99.1 to this report.

     Mr. Muller was appointed to the Board on December 6, 2007 and he is appointed to fill a directorship until the next annual meeting of the Company's stockholders, or until his successor is elected and qualified or until his earlier resignation or removal. Mr. Muller was appointed to fill the position of Carroll Benton, who resigned as a member of the Board and as Chief Financial Officer and Secretary and Treasurer for personal reasons. Ms. Benton has agreed to stay on as a consultant for 60 days. John P. Gorst, Chief Executive Officer of the Company, will act as Interim Chief Financial Officer while a replacement for Ms. Benton is sought.

     Stephan P. Muller is an internationally regarded business executive with more than 20 years of senior executive management positions as CEO, CFO, COO in several international companies. This includes: CEO of Eurocellular and Commercial Director for Apple Computer Europe (Europe, Central & Eastern Europe, Middle East and Africa) with P&L responsibility for $2 billion (USD) in sales. He served as CEO and a member of the Board of Directors of Apple Computer Ltd., Switzerland. Prior to this, he was General Manager, Industrade Ltd., Wallisellen, Zurich (Apple products), and COO of Pelikan International Corp with a turnover of CHF 1 billion. Mr. Muller also served as the CFO/COO of Reuters Ltd., Zurich, Switzerland. He is a graduate of the Federal Institute of Technology, Zurich (ETH Zurich) in Construction Engineering and the prestigious University of Zurich, Switzerland, where he was awarded a degree in Business Economics.